UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

Graymark Healthcare, Inc.
(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices) (Zip Code)
(405) 601-5300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-1.1
EX-4.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On June 14, 2011, Graymark Healthcare, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as the sole underwriter (the “Underwriter”), relating to the public offering of 6,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants to purchase up to 6,000,000 shares of Common Stock (“Warrants”). Each share of Common Stock is being sold together with a Warrant to purchase one share of Common Stock at a public offering price of $1.40 per combination, less the underwriting discounts and commissions payable by the Company (the “Offering”). The Underwriter will purchase the Common Stock and Warrants at a discounted price of $1.33 per combination, representing a 5% discount to the public offering price, and will also receive a corporate financing fee equal to 2% of the gross proceeds. The Company has granted the Underwriter the option to purchase, at the same discounted price, up to an additional (i) 900,000 shares of Common Stock and/or (ii) Warrants to purchase up to 900,000 shares of Common Stock as may be necessary to cover over-allotments made in connection with the Offering. The Common Stock and/or Warrants purchased under the over-allotment option may be sold either together or separately in any combination to be determined by the Underwriter.
     The Offering is expected to close on June 20, 2011, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $6.9 million, assuming no exercise of the Warrants and after deducting underwriting discounts and commissions, the corporate financing fee, and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-164232), which was filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2011 and declared effective by the Commission on June 14, 2011.
     The Warrants to be issued in the Offering are exercisable beginning on the date of issuance and will expire on June 20, 2016. The exercise price of the Warrants is $1.50 per share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants. The Warrants also include weighted-average anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, with certain exceptions. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants. The Warrants will be issued separately from the Common Stock, and the Warrants will not be listed on any national securities exchange or other trading market, and no trading market for the Warrants is expected to develop.
     Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the Offering without the prior written consent of the Underwriter.
     The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The Underwriting Agreement is filed herewith as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

     Copies of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 7.01. Regulation FD Disclosure.
     On June 15, 2011, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
     The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated June 14, 2011

4.1	Form of Warrant to be issued pursuant to the Underwriting Agreement dated June 14, 2011

99.1	Press Release dated June 14, 2011

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYMARK HEALTHCARE, INC.
Date: June 15, 2011	By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement date June 14, 2011

4.1	Form of Warrant to be issued pursuant to the Underwriting Agreement dated June 14, 2011

99.1	Press Release dated June 14, 2011